Exhibit 10.1

ASSIGNMENT OF PARTIAL INTEREST IN AGREEMENT OF PURCHASE AND SALE

B E T W E E N:
SSGT Acquisitions, LLC, a Delaware limited liability company (hereinafter called the “Assignor”)
OF THE FIRST PART
- and –
SST II Acquisitions, LLC,a Delaware limited liability company (hereinafter collectively called the “Assignee”)
OF THE SECOND PART

WHEREAS:

(i) By an Agreement of Purchase and Sale executed on November 13, 2015 between the Assignor as purchaser and Storage Spot Operations Inc.,(the “Seller”) as seller (the “Purchase Agreement”), the Assignor agreed to purchase from the Seller certain lands and premises, including those properties more particularly described in the Purchase Agreement and known municipally as 2055 Cornwall Road, Oakville, Ontario (the “Property”);

(ii) The Assignor entered into the Purchase Agreement in respect of the Property, as nominee for and on behalf of the Assignee;

(iii) The Assignor has agreed to assign to the Assignee all of its right, title and interest in and to the Purchase Agreement insofar as it relates to the Property (the “Property Rights”) effective as of November 13, 2015 (the “Effective Date”); and

(iv) Each of the Assignor and the Assignee have agreed to enter into this Agreement to terminate such nominee relationship with the Assignor and effect an assignment of the Property Rights from the Assignor to the Assignee.

NOW THEREFORE THIS AGREEMENT WITNESSES that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The Assignor hereby transfers, sets over and assigns unto the Assignee, as of and from the Effective Date, all of its right, title and interest in and to the Property Rights and all benefits and advantages to be derived therefrom, subject to the observance and performance of the Purchaser’s covenants and agreements contained in the Purchase Agreement as they relate to the Property Rights.

2. The Assignor covenants and agrees with the Assignee that the Assignor has good right, full power and absolute authority to assign its interest in the Property Rights in the manner aforesaid, according to the true intent and meaning of this Agreement.

3. The Assignee covenants with the Assignor that it will observe and perform the Purchaser’s covenants and agreements contained in the Purchase Agreement as they relate to the Property Rights and will indemnify and save the Assignor harmless from and against all actions, suits, costs, losses, charges, demands and expenses for and in respect thereof.

4. Each of the parties shall execute and deliver all such further documents and do such other things as the other party may reasonably request to give full effect to this Agreement and the assignment effected pursuant thereto.

This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the parties have executed this Agreement this 6th day of January, 2016

SSGT Acquisitions, LLC

By:	/s/ H. Michael Schwartz
H. Michael Schwartz, President

I have the authority to bind the corporation

SST II Acquisitions, LLC

By:	/s/ H. Michael Schwartz
H. Michael Schwartz, President

I have the authority to bind the corporation